UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

_________________________

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa  52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant’s telephone number, including area code)

Item 1.01; 2.03.  Entry into a Material Definitive Agreement; Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 6, 2008, Diamond Jo, LLC (“DJL”) and The Old Evangeline Downs, L.L.C. (“EVD” and, together with DJL, the “Borrowers”) entered into a Sixth Amendment to Loan and Security Agreement (the “Amendment”) with Wells Fargo Foothill, Inc. (“Agent”), as the arranger and agent for the lenders thereunder, and Peninsula Gaming, LLC and Peninsula Gaming Corp., together as guarantors (the “Guarantors”) which amends that certain Loan and Security Agreement, dated June 16, 2004, among the Borrowers, the Guarantors and the Agent (as amended and supplemented, the “Loan Agreement”).

The Amendment incorporates the changes contemplated by a fee letter entered into between the Borrowers and Agent in connection with the execution of the Fifth Amendment to Loan and Security Agreement which allowed for certain flex conditions to assist Agent in the successful syndication of up to $25.0 million of the advances under the Loan Agreement. Such syndication was completed on October 6, 2008.

The Amendment provides, among other things, that:

- The applicable margin for advances made under the Loan Agreement with respect to base rate loans, LIBOR rate loans and letter of credit fees was increased to 2.50%, 4.00% and 4.00%, respectively.

- An increase in the required minimum Combined EBITDA of the Borrowers measured on a trailing twelve month fiscal quarter-end basis to $42,000,000 for fiscal year 2009 and $44,000,000 for fiscal year 2010 and thereafter.

The preceding summary of the Amendment is not intended to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as an exhibit to this Form 8-K.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

DIAMOND JO, LLC

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

PENINSULA GAMING CORP.

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

Date: October 9, 2008